As filed with the Securities and Exchange Commission on February 25, 2008

Registration No. 333-145925

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEWS CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	2711	26-0075658
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1211 Avenue of the Americas

New York, NY 10036

(212) 852-7000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Lawrence A. Jacobs

Senior Executive Vice President and Group General Counsel

1211 Avenue of the Americas

New York, New York 10036

(212) 852-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Amy Bowerman Freed, Esq.

Hogan & Hartson LLP

875 Third Avenue

New York, NY 10022

(212) 918-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED FEBRUARY     , 2008

PROSPECTUS

7,900,672 SHARES

NEWS CORPORATION

CLASS A COMMON STOCK

News Corporation, a Delaware corporation (“News Corporation” or the “Registrant”) may issue up to 7,900,672 shares of News Corporation Class A Common Stock, par value $0.01 per share (“Class A Common Stock”) in exchange for Class B common units of Ruby Newco LLC, which is a controlled subsidiary of the Registrant (“Ruby Newco”). The Class B common units of Ruby Newco (“Ruby Newco Class B Common Units”) were issued on December 13, 2007 in connection with the Agreement and Plan of Merger by and among the Registrant, Ruby Newco, Dow Jones & Company, Inc., a Delaware corporation (“Dow Jones”), and Diamond Merger Sub Corporation, a Delaware corporation and wholly-owned subsidiary of Ruby Newco (the “Merger Agreement”), pursuant to which Dow Jones became a wholly-owned subsidiary of Ruby Newco (the “Merger”). Between April 12, 2008 and June 10, 2008, each holder of Ruby Newco Class B Common Units will be permitted to exchange up to 25% of the total number of units that the holder received in the Merger for shares of Class A Common Stock. Beginning June 11, 2008, any or all Ruby Newco Class B Common Units may be freely exchanged for shares of Class A Common Stock. The initial exchange rate will be one (1) share of Class A Common Stock for each Ruby Newco Class B Common Unit, subject to adjustment under certain circumstances.

The Class A Common Stock is listed on the New York Stock Exchange under the symbol “NWS-A.” On February 8, 2008, the closing price of Class A Common Stock on the New York Stock Exchange was $19.64 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February     , 2008.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NEWS CORPORATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE UNDER ANY CIRCUMSTANCES AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NEWS CORPORATION AND ITS SUBSIDIARIES SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR AN OFFER TO SELL ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE INFORMATION CONTAINED IN THIS PROSPECTUS SPEAKS ONLY AS OF THE DATE OF THIS PROSPECTUS UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included in this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future, or that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “plans,” “intends,” “anticipates,” “continues,” “forecasts,” “designed,” “goal,” or the negative of those words or other comparable words are intended to identify forward-looking statements.

These statements appear in a number of places in this prospectus and documents incorporated by reference in this prospectus and are based on certain assumptions and analyses made in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. These forward-looking statements are subject to risks, uncertainties and assumptions about News Corporation and its subsidiaries and businesses, and are not guarantees of performance. Other important factors that could affect the future results of News Corporation and cause those results or other outcomes to differ materially from those expressed in the forward-looking statements include:

•	deterioration in worldwide economic and business conditions;

•	rapidly changing technology challenging News Corporation’s businesses’ ability to adapt successfully;

•	exposure to fluctuations in currency exchange rates;

•	significant changes in News Corporation’s assumptions about customer acceptance, overall market penetration and competition from providers of alternative products and services;

•	unexpected challenges created by legislative and regulatory developments;

•	changes in News Corporation’s business strategy and development plans;

•

the military activity in Iraq, the outbreak or escalation of hostilities between the United States and any foreign power or territory and changes in international political conditions as a result of these events may continue to affect the United States and the global economy and may increase other risks; and

•	other risks described from time to time in periodic reports that News Corporation files with the Securities and Exchange Commission (the “Commission”).

Because the above factors could cause actual results or outcomes to differ materially from those expressed in any forward-looking statement made by News Corporation, you should not place undue reliance on any forward-looking statement. Further, any forward-looking statement speaks only as of the date on which it is made, and it should not be assumed that the statements made herein remain accurate as of any future date. News Corporation undertakes no obligation to publicly update or revise any forward-looking statement or update or revise the reasons that actual results or outcomes could materially differ from those anticipated in each forward-looking statement, except as required by law. Readers should carefully review the other documents filed by News Corporation with the Commission.

ABOUT THIS PROSPECTUS

This prospectus is part of a post-effective amendment to a registration statement that we are filing with the Commission (the “Form S-3 Registration Statement”). The Form S-3 Registration Statement registers 7,900,672 shares of Class A Common Stock previously registered on a registration statement on Form S-4 (Registration No. 333-145925) in connection with the Merger. The 7,900,672 shares of Class A Common Stock are issuable upon or in connection with the exchange of Ruby Newco Class B Common Units.

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PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information incorporated by reference, before making an investment decision. When used in this prospectus, the terms “we,” “our,” “us,” “the Registrant” and “News Corporation” refer to News Corporation and its consolidated subsidiaries, unless otherwise specified.

News Corporation

News Corporation is a diversified entertainment company, which manages and reports its business in eight segments:

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Filmed Entertainment, which principally consists of the production and acquisition of live-action and animated motion pictures for distribution and licensing in all formats in all entertainment media worldwide, and the production and licensing of television programming worldwide.

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Television, which principally consists of the operation of 35 full power broadcast television stations, including nine duopolies, in the United States (of these stations, 25 are affiliated with the FOX network and ten are affiliated with the MyNetworkTV network), the broadcasting of network programming in the United States and the development, production and broadcasting of television programming in Asia.

•

Cable Network Programming, which principally consists of the production and licensing of programming distributed through cable television systems and direct broadcast satellite operators primarily in the United States.

•	Direct Broadcast Satellite Television, which principally consists of the distribution of premium programming services via satellite and broadband directly to subscribers in Italy.

•

Magazines and Inserts, which principally consists of the publication of free-standing inserts, which are promotional booklets containing consumer offers distributed through insertion in local Sunday newspapers in the United States, and the provision of in-store marketing products and services, primarily to consumer packaged goods manufacturers in the United States and Canada.

•

Newspapers and Information Services, which principally consists of the publication of four national newspapers in the United Kingdom, the publication of approximately 145 newspapers in Australia, the publication of a metropolitan newspaper and a national newspaper (with international editions) in the United States and the provision of information services.

•	Book Publishing, which principally consists of the publication of English language books throughout the world.

•

Other, which includes NDS Group plc, a company engaged in the business of supplying open end-to-end digital technology and services to digital pay-television platform operators and content providers; News Outdoor Group, an advertising business which offers display advertising in outdoor locations primarily throughout Russia and Eastern Europe; and Fox Interactive Media, which operates News Corporation’s Internet activities.

News Corporation’s principal executive offices are located at 1211 Avenue of the Americas, New York, New York 10036. The telephone number at that address is (212) 852-7000.

Merger Agreement

On July 31, 2007, News Corporation entered into the Merger Agreement with Dow Jones, pursuant to which News Corporation agreed, subject to the terms and conditions of the Merger Agreement, to acquire Dow Jones in a transaction valued at approximately $5.7 billion. Members of the Bancroft family and related trusts owning approximately 37% of Dow Jones voting stock agreed to vote their shares in favor of the transaction. Under the terms of the Merger Agreement, a subsidiary of News Corporation merged with and into Dow Jones. In connection with the Merger, Dow Jones stockholders received either (i) $60 in cash for each share of Dow Jones stock they owned or (ii) a number of Ruby Newco Class B Common Units. Each Ruby Newco Class B Common Units is

exchangeable (subject to adjustment) for one (1) share of Class A Common Stock in accordance with the terms and conditions of Ruby Newco’s operating agreement. See “Plan of Distribution” on page 2 for adjustment to the exchange ratio. The acquisition closed on December 13, 2007. There are 7,900,672 outstanding Class B Common Units of Ruby Newco.

Securities Offered

The 7,900,672 shares of Class A Common Stock included in this prospectus were originally registered on a registration statement on Form S-4 (Registration No. 333-145925) in connection with the Merger, and are issuable upon or in connection with the exchange of Ruby Newco Class B Common Units. We will not receive any cash proceeds from the issuance of the Class A Common Stock in exchange for Ruby Newco Class B Common Units. In consideration for issuing the Class A Common Stock, we will receive in exchange the Ruby Newco Class B Common Units. If all holders of Ruby Newco Class B Common Units exchange their Ruby Newco Class B Common Units for Class A Common Stock, we will be the only holders of Ruby Newco Class B Common Units and Ruby Newco will be a wholly-owned subsidiary of News Corporation. A description of the material terms of the Class A Common Stock is included in “Description of Class A Common Stock” below.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the Class A Common Stock in exchange for Ruby Newco Class B Common Units. In consideration for issuing the Class A Common Stock, we will receive in exchange the Ruby Newco Class B Common Units. If all holders of Ruby Newco Class B Common Units exchange their Ruby Newco Class B Common Units for Class A Common Stock, we will be the only holders of Ruby Newco Class B Common Units and Ruby Newco will be a wholly-owned subsidiary of News Corporation.

PLAN OF DISTRIBUTION

For the first 120 days after December 13, 2007, the closing of the Merger (i.e., until April 11, 2008), the Ruby Newco Class B Common Units will not be exchangeable for Class A Common Stock. Between the 121st and 180th day after the closing of the Merger (i.e., between April 12, 2008 and June 10, 2008), each holder of Ruby Newco Class B Common Units will be permitted to exchange up to 25% of the total number of units that the holder received in the Merger for shares of Class A Common Stock. Following the 180th day after the closing of the Merger (i.e., from June 11, 2008), any or all Ruby Newco Class B Common Units may be freely exchanged for shares of Class A Common Stock. The initial exchange rate (the “exchange ratio”) will be one (1) share of Class A Common Stock for each Ruby Newco Class B Common Unit, subject to adjustment pursuant to the terms of the amended and restated operating agreement of Ruby Newco.

The initial one-for-one exchange ratio will be subject to adjustment, as provided in the amended and restated operating agreement of Ruby Newco, including as follows:

Stock Splits and Stock Dividends. After December 13, 2007, if News Corporation effects a split or subdivision of the Class A Common Stock or pays a dividend or other distribution in the form of additional shares of News Corporation stock (other than tracking stock), then, as of the record date of the split, subdivision, dividend or distribution (or the date of the split, subdivision, dividend or distribution if no record date is fixed), the exchange ratio will be appropriately adjusted such that the number of shares of Class A Common Stock issuable on exchange of each Ruby Newco Class B Common Unit will be increased (or decreased) in proportion to the increase (or decrease) in the aggregate number of outstanding shares of Class A Common Stock after giving effect to the dividend, distribution, split or subdivision.

News Corporation Significant Transaction. After December 13, 2007, if News Corporation is a constituent party to, or otherwise effects, any merger, consolidation, sale of all or substantially all of its assets, liquidation, dissolution or winding up, recapitalization, reorganization, reclassification, tender offer or exchange offer or other similar transaction pursuant to which at least a majority of the then outstanding shares of Class A Common Stock are converted into or exchanged for different securities of News Corporation, securities of another person and/or any cash or other property (in this prospectus, we refer to any of the foregoing transactions, other than any transaction which constitutes an extraordinary dividend transaction, as a News Corporation significant transaction), then Ruby Newco will either (1) make provision so that, immediately following the consummation of the transaction, the holders of Ruby Newco Class B Common Units will be entitled to exchange each of their Ruby Newco Class B Common Units for the kind and number of shares, other securities and/or cash or other property to which each Ruby Newco Class B Common Unit holder would have been entitled if that holder would have exchanged each of its Ruby Newco Class B Common Units for shares of Class A Common Stock immediately prior to the consummation of the transaction or (2) solely in the case of a News Corporation significant transaction that is a “change of control transaction,” no later than ten (10) days prior to the consummation of the transaction, deliver notice to the holders of Ruby Newco Class B Common Units of Ruby Newco’s determination to make provision so that upon consummation of the transaction each holder of Ruby Newco Class B Common Units will thereafter be entitled to receive with respect to each Ruby Newco Class B Common Unit held by that holder, upon the exchange of any of that holder’s Ruby Newco Class B Common Units, the value in cash (valuing any non-cash consideration as reasonably determined by the board of managers of Ruby Newco and using the same values, if any, as determined by the News Corporation Board of Directors for purposes of News Corporation common stock), as of the close of business on the date of the consummation of the transaction, of the shares, other securities and/or cash or other property to which a holder of the number of shares of Class A Common Stock deliverable upon exchange of that Ruby Newco Class B Common Unit would have been entitled in the transaction immediately prior to the transaction. In this prospectus, we refer to the notice delivered by Ruby Newco referenced in the previous sentence as a “Ruby Newco cash-out notice.”

As used in this prospectus, a “change of control transaction” means any News Corporation significant transaction, whether consummated in one or multiple steps, where the holders of all classes of News Corporation common stock at the time immediately before the transaction, collectively, own, directly or indirectly, immediately following the transaction stock representing less than 66 2/3% of the voting power and value of the entity surviving or resulting from the transaction (or the ultimate sole parent thereof).

Certain Dividends, Self-Tender Offers and Below-Market Issuances. Following the effective time, if News Corporation either (1) makes or pays any dividend or distribution in respect of all shares of Class A Common Stock payable in the form of cash, assets, capital stock of any entity other than News Corporation, shares of any News Corporation tracking stock or otherwise payable in kind (excluding News Corporation’s ordinary dividend), (2) makes any self-tender offer (including an offer by a subsidiary of News Corporation) at an offer price per share of Class A Common Stock higher than the closing trading price on the New York Stock Exchange (“NYSE”) of Class A Common Stock on the business day immediately preceding commencement of the self-tender offer or (3) issues (subject to certain exceptions) any securities of, or rights, options or warrants entitling holders of Class A Common Stock to subscribe for or purchase securities of, News Corporation or any affiliate at a price per share or for consideration per share which is below the then current market price thereof (if publicly traded) or below the fair market value thereof as determined by the News Corporation Board of Directors (if not publicly traded), each of which is referred to in this prospectus as an extraordinary dividend transaction, then, in the event of an extraordinary dividend transaction of the type described in clause (1) above, the board of managers of Ruby Newco may declare a cash distribution on each outstanding Ruby Newco Class B Common Unit in an amount equal to the product of the value of the consideration received for each share of Class A Common Stock in such dividend or distribution (valuing any non-cash consideration as reasonably determined by the board of managers of Ruby Newco and using the same values, if any, as determined by the News Corporation Board of Directors for purposes of News Corporation common stock) and the exchange ratio then in effect, which distribution must be paid by Ruby Newco within fifteen (15) business days of the consummation of such dividend or distribution, and, if such distribution is not paid within such fifteen (15) day period, or in the event of an extraordinary dividend transaction defined in clause (2) or (3) above, Ruby Newco will adjust the exchange ratio in effect immediately prior to consummation of such extraordinary dividend transaction in accordance with the formula set forth in the amended and restated operating agreement.

The provisions of the amended and restated operating agreement relating to extraordinary dividend transactions and News Corporation significant transactions do not apply to any transaction in which holders of Class A Common Stock exchange some or all of their shares of Class A Common Stock solely with News Corporation in a redemption transaction, other than any redemption transaction in which a majority of the holders of shares of Class A Common Stock are provided the opportunity to elect to participate.

No fraction of a share of Class A Common Stock will be issued upon the exchange of any Ruby Newco Class B Common Unit. In lieu of a fraction of a share of Class A Common Stock, each holder of Ruby Newco Class B Common Units otherwise entitled to a fraction of a share of Class A Common Stock will be entitled to receive a cash payment equal to the value of the fraction of a share, as reasonably determined by the board of managers of Ruby Newco, without interest.

DESCRIPTION OF CLASS A COMMON STOCK

We are offering News Corporation Class A Common Stock in this prospectus. Below is a summary of the material terms and provisions of the Class A Common Stock, which should be read together with any additional information we may include in any prospectus supplements (which may differ from the terms summarized below). For the complete terms of the Class A Common Stock, please refer to our Restated Certificate of Incorporation and Amended and Restated By-laws that are filed as exhibits to the reports incorporated by reference into the registration statement that includes this prospectus. Additionally, the General Corporation Law of Delaware, as amended (“DGCL”), may also effect the terms of the Class A Common Stock.

General

Our Class A Common Stock is listed on the NYSE and the London Stock Exchange. News Corporation CHESS Depository Interests (“CDIs”) representing an interest in underlying Class A Common Stock are listed on the Australian Stock Exchange.

At February 1, 2008, we had authorized 6,000,000,000 shares of Class A Common Stock of which 2,140,726,442 shares were outstanding.

Voting Rights

A holder of Class A Common Stock may only vote under the following circumstances:

•

on a proposal to dissolve News Corporation or to adopt a plan of liquidation of News Corporation, and with respect to any matter to be voted on by our stockholders following adoption of a proposal to dissolve News Corporation or to adopt a plan of liquidation of News Corporation;

•	on a proposal to sell, lease or exchange all or substantially all of our property and assets;

•

on a proposal to adopt an agreement of merger or consolidation in which News Corporation is a constituent corporation, as a result of which our stockholders prior to the merger or consolidation would own less than sixty percent (60%) of the voting power or capital stock of the surviving corporation or consolidated entity (or the direct or indirect parent of the surviving corporation or consolidated entity) following the merger or consolidation; and

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with respect to any matter to be voted on by our stockholders during a period during which a dividend (or part of a dividend) in respect of the Class A Common Stock has been declared and remains unpaid following the payment date with respect to such dividend (or part thereof).

Other than as set forth in the preceding paragraph and as provided by law, a holder of a share of Class A Common Stock has no right to vote.

The holders of the Class A Common Stock entitled to vote on a particular matter shall vote in the same manner and subject to the same conditions as the holders of our Class B common stock, par value $0.01 per share (“Class B Common Stock”) or preferred common stock or series common stock, as described below.

At annual and extraordinary general meetings of stockholders:

•	a majority in voting power of all of the outstanding shares of the stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for all purposes; and

•	each holder of Class A Common Stock represented at a meeting of stockholders shall be entitled to cast one vote for each share of Class A Common Stock entitled to vote at the meeting.

All voting, except as may be required by law, including voting for the election of directors may be by a voice vote; provided, however, that upon demand by a stockholder entitled to vote or by his or her proxy, or upon resolution by our Board of Directors in its discretion or by action of the chairman of the meeting, in his or her discretion, a stock vote may be taken. Every stock vote shall be taken by written ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting.

Unless otherwise provided by our Restated Certificate of Incorporation, our Amended and Restated By-laws, the rules or regulations of any stock exchange applicable to us or applicable law or pursuant to any regulation applicable to us or our securities, (a) at all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect directors and (b) any other question brought before any meeting of stockholders shall be determined by the affirmative vote of a majority of the votes cast thereon by the holders represented and entitled to vote at the meeting.

Dividends

Holders of Class A Common Stock are, generally, entitled to such dividends, if any, as may be declared by our Board of Directors from time to time in its sole discretion out of our assets or legally available funds, subject to the following provisions:

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if dividends are declared on the Class A Common Stock that are payable in shares of common stock, or securities convertible into, or exercisable or exchangeable for common stock (as defined in our Restated Certificate of Incorporation), the dividends payable to the holders of Class A Common Stock shall be paid only in shares of Class A Common Stock (or securities convertible into, or exercisable or exchangeable for Class A Common Stock), and such dividends shall be paid in the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock); and

•	in no event shall the shares of the Class A Common Stock be split, divided, or combined unless the outstanding shares of the other class shall be proportionately split, divided or combined.

Any dividends declared by our Board of Directors on a share of common stock shall be declared in equal amounts with respect to each share of Class A Common Stock and Class B Common Stock (as determined in good faith by our Board of Directors in its sole discretion), provided that in the case of dividends payable in shares of our common stock, or securities convertible into, or exercisable or exchangeable for, our common stock, such dividends shall be paid as provided for in our Restated Certificate of Incorporation.

Rights on a Winding-Up

In the event of any voluntary or involuntary liquidation, dissolution or winding up of News Corporation, after distribution in full of the preferential and/or other amounts to be distributed to the holders of shares of any outstanding series of preferred stock or series common stock, the holders of shares of Class A Common Stock, Class B Common Stock and, to the extent fixed by our Board of Directors with respect thereto, the series common shares and preferred stock shall be entitled to receive all of our remaining assets available for distribution to our stockholders, ratably in proportion to the number of shares held by them (or, with respect to any series of the series common shares or preferred shares, as so fixed by our Board of Directors).

Transfers

An Owner (as defined in our Restated Certificate of Incorporation) of shares of Class A Common Stock may not sell, exchange or otherwise transfer Ownership (as defined in our Restated Certificate of Incorporation) of such shares to any person who has made an Offer (as defined in our Restated Certificate of Incorporation) pursuant to such Offer unless such Offer relates to both Class A Common Stock and Class B Common Stock, or another Offer or Offers are contemporaneously made with such Offer by such person such that, between all the Offers, they relate to both Class A Common Stock and Class B Common Stock, and the terms and conditions of such Offer or Offers as they relate to each of the shares of Class A Common Stock and the Class B Common Stock are Comparable (as defined in our Restated Certificate of Incorporation). We shall, to the extent required by law, note on the certificates of our common stock that shares represented by such certificates are subject to the restrictions set forth in this paragraph.

Stockholder Rights Plan

In fiscal 2005, our Board of Directors adopted a stockholder rights plan (the “Rights Plan”). Under the Rights Plan, each stockholder of record received a distribution of one right for each share of Class A Common Stock and Class B Common Stock (the “Rights”). The Rights are represented by our common stock certificates, are not traded separately from the common stock and are not exercisable.

The Rights will become exercisable only if a person or group obtains ownership (defined to include stock which a person has the right to acquire, regardless of whether such right is subject to the passage of time or the satisfaction of conditions), or announces a tender offer that would result in ownership of 15% or more of the Class B Common Stock, at which time each Right would enable the holder of such Right to buy additional stock of News Corporation. Following the acquisition of 15% or more of the Class B Common Stock, the holders of Rights (other than the acquiring person or group) will be entitled to purchase from us shares of our Class A or Class B Common Stock, as applicable, at half price, and in the event of a subsequent merger or other acquisition of News Corporation, to buy shares of common stock of the acquiring entity at half price. The Rights Plan grandfathered holdings of our voting common stock and disclosed contracts permitting the acquisition of our voting common stock in each case that existed at the time the Right Plan was adopted, including the then existing holdings of the Murdoch family and affiliated entities and Liberty Media Corporation (“Liberty”), but any additional acquisitions (subject to a 1% cushion granted to all exempt holders) by the Murdoch family and its affiliated entities or by Liberty and its affiliated entities would trigger the Rights. Each Right permits the holder to spend $80 for the purchases described above.

In August 2005, we announced that our Board of Directors determined to extend the expiration date of the Rights Plan for an additional two-year period, expiring in November 2007. In April 2006, we agreed to a settlement of a lawsuit regarding the extension of the Rights Plan. In August 2006, we announced that, in accordance with the terms of the settlement of a lawsuit regarding the Rights Plan, our Board of Directors had approved the adoption of an Amended and Restated Rights Plan, extending the term of our existing Rights Plan from November 7, 2007 to October 20, 2008. Our Board of Directors has the right to extend the term for an additional year if the situation with Liberty has not, in the Board of Directors’ judgment, been resolved. The terms of the Amended and Restated Rights Plan remain the same as our existing stockholder rights plan in all other material respects. Pursuant to the terms of the settlement, on October 20, 2006, the Amended and Restated Rights Plan was presented for a vote of our Class B stockholders at our annual meeting of stockholders and the stockholders voted in favor of its approval. In January 2007, the Rights Plan was amended to allow for the grant of an irrevocable proxy to Liberty in connection with the stockholder vote on the share exchange agreement we entered into with Liberty (the “Share Exchange Agreement”). We have announced that we intend to redeem the Rights issued under the Rights Plan if the transactions contemplated under the Share Exchange Agreement are consummated.

WHERE YOU CAN FIND MORE INFORMATION

News Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and files reports and other information with the Securities and Exchange Commission, which we refer to as the Commission.

You may read and copy this information at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of all or any part of such material by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. For more information about the operation of the Public Reference Room, call the Commission at 1-800-SEC-0330. The Commission also maintains a website that contains reports and other information about issuers who file electronically with the Commission. The Internet address of the site is http://www.sec.gov. Some, but not all, of News Corporation’s publicly filed information is available through the Commission’s web site. You may also obtain certain of these documents at News Corporation’s website at www.newscorp.com. We are not incorporating the contents of the websites of the Commission, News Corporation or any other person into this document. We are only providing information about how you may obtain certain documents that are incorporated into this document by reference at these websites. Reports and other information concerning News Corporation may also be inspected at the offices of the New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005.

This prospectus forms part of the registration statement filed by News Corporation with the Commission under the Securities Act of 1933, as amended, which we refer to as the Securities Act. This prospectus omits certain of the information contained in the registration statement in accordance with the rules and regulations of the Commission.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows News Corporation to “incorporate by reference” information into this prospectus, which means important information may be disclosed to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that News Corporation has previously filed with the Commission. These documents contain important information about News Corporation and its consolidated subsidiaries and their finances.

News Corporation has filed with the Commission, pursuant to the Exchange Act, its Annual Report on Form 10-K for the fiscal year ended June 30, 2007, filed August 23, 2007, Quarterly Reports on Form 10-Q for the three months ended September 30, 2007 and December 31, 2007, filed November 8, 2007 and February 6, 2008 and Current Reports on Form 8-K, filed August 1, 2007, August 14, 2007, August 15, 2007, August 16, 2007, August 17, 2007, August 28, 2007, August 30, 2007, August 31, 2007, September 4, 2007, November 9, 2007, November 14, 2007, December 7, 2007 (as amended), December 13, 2007, December 27, 2007, January 7, 2008 and February 12, 2008 and a Definitive Proxy Statement on Schedule 14A, filed September 6, 2007.

Reports and other information filed by News Corporation with the Commission following the date hereof and prior to the termination of the exchange offer, including News Corporation’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statement filed on Schedule 14A, shall be deemed to be incorporated by reference herein. Statements contained in this document as to the contents of any contract or other document referred to in such document are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed with the Commission, each such statement being qualified in all respects by such reference.

We will provide to you upon written or oral request, without charge, a copy of any and all of the information incorporated by reference in this prospectus (excluding exhibits to such information unless such exhibits are specifically incorporated by reference therein). Requests for copies of such information relating to News Corporation should be directed to: News Corporation, 1211 Avenue of the Americas, New York, NY 10036, Attention: Investor Relations (telephone number (212) 852-7059).

LEGAL MATTERS

Certain legal matters have been passed upon for News Corporation by Hogan & Hartson LLP, 875 Third Avenue, New York, New York 10022.

EXPERTS

The consolidated financial statements of News Corporation appearing in News Corporation’s Annual Report (Form 10-K) for the fiscal year ended June 30, 2007, and News Corporation management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2007 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by News Corporation. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, the offered shares, in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of News Corporation since the date hereof.

7,900,672 Shares

NEWS CORPORATION

Class A Common Stock

PROSPECTUS

February    , 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated fees and expenses payable by News Corporation in connection with the issuance and distribution of the securities being registered:

Registration Fee		$0
Printing and Duplicating Expenses	*$	2,000
Legal Fees and Expenses	*$	25,000
Blue Sky Fees		$0
Accounting Fees and Expenses	*$	10,000
Miscellaneous	*$	2,000
Total	*$	39,000

*	Estimated fees.

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

News Corporation is governed by the laws of the state of Delaware. Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such an indemnification is proper under the circumstances.

Section 102(b)(7) of the DGCL enables a corporation in its original certificate of incorporation, or an amendment thereto validly approved by stockholders, to eliminate or limit personal liability of members of its Board of Directors for violations of a director’s fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or a knowing violation of a law, the payment of a dividend or approval of a stock repurchase which is deemed illegal or an improper personal benefit is obtained.

News Corporation’s Restated Certificate of Incorporation provides that a director shall not be liable to News Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

The Amended and Restated By-Laws of News Corporation provide, generally, that, to the fullest extent permitted by the DGCL, as it exists or may in the future be amended, News Corporation will indemnify each person who was or is made a party to, or is threatened to be made a party to or who is otherwise involved in, any action, suit, or proceeding, whether civil, criminal or otherwise, by reason of the fact that he or she is or was a director or officer of News Corporation or any of its subsidiaries or is or was serving at the request of News Corporation as a director or officer of any other corporation, partnership or other enterprise, whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer (and may indemnify, to the extent authorized by its Board of Directors, any officer, employee or agent of News Corporation), against all expense, liability, and loss reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to such person who has ceased to be a director, officer, employee or agent, as the case may be, and shall inure to the benefit of the indemnitee’s heirs, executors, and administrators.

News Corporation maintains insurance on behalf of its officers and directors.

Article VII of News Corporation’s Amended and Restated By-Laws includes the following language:

“ARTICLE VII - INDEMNIFICATION

Section 1. Indemnification.

Each person who was or is made a party to or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation as a director or officer of any other corporation or of a partnership, limited liability company, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or in any other capacity while serving as a director, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability, and loss (including attorneys’ fees, judgments, fines, excise or other taxes assessed with respect to an employee benefit plan, penalties, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director and shall inure to the benefit of the indemnitee’s heirs, executors, and administrators; provided, however, that, except as provided in Section 3 of this ARTICLE VII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 2. Advancement of Expenses.

The Corporation shall to the fullest extent not prohibited by applicable law pay the reasonable expenses (including reasonable attorneys’ fees) incurred by indemnitee in defending any proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that no such advancement of expenses shall be made except upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision or order from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this ARTICLE VII or otherwise.

Section 8. Indemnification of Other Persons.

The Corporation may, to the extent authorized from time to time by the Board, grant indemnification rights and rights to the advancement of expenses to any officer, employee or agent of the Corporation to the fullest extent of the provision of this ARTICLE VII and as permitted by the DGCL with respect to the indemnification and advancement of expenses to directors.”

ITEM 16.	EXHIBITS

The following Exhibits are filed herewith or incorporated herein by reference:

4.1	Specimen Certificate for Shares of Class A Common Stock of News Corporation. (Incorporated by reference to Exhibit 4.1 to the Current Report of News Corporation on Form 8-K (File No. 000-51022) filed with the Securities and Exchange Commission on November 12, 2004).

4.2	Amended and Restated Rights Agreement, dated as of August 4, 2006, News Corporation and Computershare Investor Services, LLC, as Rights Agent. (Incorporated by reference to Appendix A to the Proxy Statement of News Corporation on Schedule 14A (File No. 001-32352) filed with the Securities and Exchange Commission on September 7, 2006).

5.1	Opinion of Hogan & Hartson LLP. *

23.1	Consent of Ernst & Young LLP. *

23.2	Consent of Hogan & Hartson LLP. *

24.1	Power of Attorney. *

*	Previously filed.

ITEM 17.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrants’ annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 25th day of February, 2008.

NEWS CORPORATION

By:	*
K. Rupert Murdoch Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on February 25, 2008.

Signature	Title

* K. Rupert Murdoch	Director, Chairman and Chief Executive Officer (Principal Executive Officer)

* David F. DeVoe	Director and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* José María Aznar	Director

* Natalie Bancroft	Director

* Peter Barnes	Director

* Peter Chernin	Director

* Kenneth E. Cowley	Director

* Viet Dinh	Director

* Roderick I. Eddington	Director

Mark Hurd	Director

* Andrew S. B. Knight	Director

* James R. Murdoch	Director

* Lachlan K. Murdoch	Director

* Thomas J. Perkins	Director

* Arthur M. Siskind	Director

* John L. Thornton	Director

The undersigned by signing his name hereto does hereby sign and execute this Amendment No. 1 to this Registration Statement on behalf of the above named officers and directors of the Company pursuant to the Power of Attorney executed by such officers and directors previously filed with the Securities and Exchange Commission.

By:	/s/ Lawrence A. Jacobs
Lawrence A. Jacobs
Attorney-in-Fact

EXHIBIT INDEX

4.1	Specimen Certificate for Shares of Class A Common Stock of News Corporation. (Incorporated by reference to Exhibit 4.1 to the Current Report of News Corporation on Form 8-K (File No. 000-51022) filed with the Securities and Exchange Commission on November 12, 2004).

4.2	Amended and Restated Rights Agreement, dated as of August 4, 2006, News Corporation and Computershare Investor Services, LLC, as Rights Agent. (Incorporated by reference to Appendix A to the Proxy Statement of News Corporation on Schedule 14A (File No. 001-32352) filed with the Securities and Exchange Commission on September 7, 2006).

5.1	Opinion of Hogan & Hartson LLP. *

23.1	Consent of Ernst & Young LLP. *

23.2	Consent of Hogan & Hartson LLP. *

24.1	Power of Attorney. *

*	Previously filed.